Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant, as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	58-1388387 (I.R.S. Employer) Identification No.)

3100 Joe Jerkins Boulevard

Austell, Georgia 30106

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (770) 948-3101

CARAUSTAR INDUSTRIES, INC.

2003 LONG-TERM EQUITY INCENTIVE PLAN

(Full title of the plan)

Ronald J. Domanico

Vice President and Chief Financial Officer

Caraustar Industries, Inc.

3100 Joe Jerkins Boulevard

Austell, Georgia 30106

(Name and address of agent for service)

(770) 948-3101

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.10 per share, including rights to purchase Common Stock under the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan and associated preferred stock purchase rights(3)	4,000,000(1)	$8.16(2)	$32,640,000.00(2)	$2,641.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of Common Stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.
(2)	In accordance with Rule 457(h)(1) of Regulation C, the maximum offering price per share is computed on the basis of the average high and low prices for the Common Stock of the Company on June 11, 2003 as reported on the Nasdaq National Market System.
(3)	Each share of Common Stock issued by the Company has one attached preferred stock purchase right under the Amended and Restated Rights Agreement, dated as of May 24, 1999, between the Company and its Rights Agent.

PART II INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Caraustar Industries, Inc. (the “Company”) are incorporated by reference into this registration statement:

(a)	the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(c)	the Company’s current reports on Form 8-K filed on January 17, 2003, February 4, 2003, February 21, 2003, April 29, 2003 and May 6, 2003;

(d)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002; and

(e)	the description of the Company’s stock, par value $0.10 per share, as set forth in the Company’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or that deregisters all of such securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, our principal outside legal counsel, will pass on certain legal matters relating to the issuance of the Common Stock pursuant to this registration statement. Russell M. Robinson, II, a shareholder in the firm of Robinson, Bradshaw & Hinson, P.A. is the chairman of the Company’s board of directors. Certain members of such firm beneficially owned approximately 122,000 shares of our common stock as of the date of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Company’s articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Company’s bylaws provide for indemnification of directors to the fullest extent permitted by law.

Because of the indemnification provisions in its articles and bylaws, the Company may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, for reasonable expenses incurred in the defense of any proceeding to which such director or officer was made a party because he or she is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the circumstances, as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.

Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Company has purchased and maintains such insurance.

Item 8. Exhibits.

See the Exhibit Index.

Item 9. Undertakings.

The Company hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, State of Georgia, on June 12, 2003.

CARAUSTAR INDUSTRIES, INC. By: /s/ Ronald J. Domanico Ronald J. Domanico Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each undersigned director and officer of Caraustar Industries, Inc. hereby constitutes and appoints Ronald J. Domanico and Thomas V. Brown, and each of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to de done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 2003.

SIGNATURE	TITLE

/s/ Thomas V. Brown Thomas V. Brown	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ William A. Nix, III William A. Nix, III	Vice President, Treasurer and Controller (Principal Accounting Officer)

/s/ Ronald J. Domanico Ronald J. Domanico	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Russell M. Robinson, II Russell M. Robinson, II	Chairman of the Board of Directors

/s/ Bob M. Prillaman Bob M. Prillaman	Director

/s/ Ralph M. Holt, Jr. Ralph M. Holt, Jr.	Director

James H. Hance, Jr.	Director

SIGNATURE	TITLE

/s/ Robert J. Clanin Robert J. Clanin	Director

/s/ James E. Rogers James E. Rogers	Director

Dennis M. Love	Director

/s/ Michael J. Keough Michael J. Keough	Director

EXHIBIT INDEX

Exhibit Number	Description	Filed herewith(*) or Incorporated by Reference from Previous Exhibit Number	Company Reg. No. or Report
4.01	Amended and Restated Articles of Incorporation of the Company	3.01	Form 10-K for the year ended December 31, 1992 (SEC File No. 0-20646)

4.02	Third Amended and Restated Bylaws of the Company, dated May 27, 1999	3.02	Form 10-K/A, for the year ended December 31, 2001 (SEC File No. 0-20646)

4.03	Specimen Stock Certificate	4.01	Registration Statement on Form S-1 (SEC File No. 33-50582)

4.04	Articles 3 and 4 of the Company’s Amended and Restated Articles of Incorporation (included in Exhibit 4.01)

4.05	Article II of the Company’s Third Amended and Restated Bylaws (included in Exhibit 4.02)

4.06	Amended and Restated Rights Agreement, dated as of May 24, 1999, between the Company and The Bank of New York as Rights Agent	10.1	Form 8-K dated June 1, 1999 (SEC File No. 0-20646)

4.07	Indenture, dated as of June 1, 1999, between the Company and the Bank of New York, as Trustee, regarding the Company’s 7 3/8% Notes due 2009	4.05	Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 0-20646)

4.08	First Supplemental Indenture, dated as of June 1, 1999, between the Company and The Bank of New York, as Trustee	4.06	Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 0-20646)

4.09	Second Supplemental Indenture, dated as of March 29, 2001, between the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee	4.07	Form 10-K for the year ended December 31, 2000 (SEC File No. 0-20646)

4.10	Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan	Appendix A	Form 14A filed on April 7, 2003 (SEC File No. 0-20646)

5.01	Opinion of Robinson, Bradshaw & Hinson, P.A.	*

23.01	Consent of Deloitte & Touche LLP	*

Exhibit Number	Description	Filed herewith(*) or Incorporated by Reference from Previous Exhibit Number	Company Reg. No. or Report
23.02	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a).#

23.03	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.01)	*

24.01	Powers of Attorney (included on signature page)	*

# Because the Company has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference into this registration statement of their reports included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company has dispensed with the filing of their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statement of a material fact contained in the Company’s financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated in those financial statements. Additional information regarding the risks associated with the Company’s former engagement of Arthur Andersen LLP as its independent auditors is contained in the Company’s periodic reports filed with the Securities and Exchange Commission.